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Global Blood Therapeutics, Inc.

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The following communication was sent by email to all employees of Global Blood Therapeutics, Inc. (“GBT”) on August 22, 2022 at 8:58PM ET:

Hi GBTers –

There have been some really interesting media stories recently that you may have seen about the state of SCD and the treatment landscape, including on NPR and in The Guardian. You can check them out here on GBeaT. I’m always energized to see GBT’s leadership in such stories, as well as the progress we are making as an industry in raising awareness of this disease.

To that end, I wanted to highlight the below Bloomberg article from Friday, August 18, which provides an analysis on the SCD market and offers a perspective on how the recently proposed GBT/Pfizer transaction puts a much needed spotlight on the disease. We know all too well that sickle cell has historically received less attention and investment than other rare diseases that impact predominately White populations. I think this story highlights the great opportunity that Pfizer and GBT have together to continue innovating for patients and transforming outcomes for the underserved SCD community.

Thank you all for your continued commitment to our mission.  I remain excited about our next chapter of the journey.

My best,

Ted

A $5.4 Billion Deal Finally Brings Long-Ignored Disease in Focus
Bloomberg News
By Angelica Peebles
August 18, 2022

It’s been more than seventy years since a renowned scientist first described the cause of a painful, sometimes lethal disorder that in the US afflicts mainly Black people. Finally big drugmakers are taking notice, culminating with Pfizer Inc.’s $5.4 billion acquisition of one of the more promising drugs to treat sickle cell disease.

The drug giant’s purchase of Global Blood Therapeutics Inc. is the latest lap in a race to take on the inherited disorder in which a genetic mutation causes red blood cells to contort into crescents instead of full moons, preventing them from functioning properly. Global Blood makes Oxbryta, one of the few drugs approved to treat the disease, and is developing others.

In about a decade, sickle cell has gone from an overlooked affliction to one with so many drugs in development it’s hard to keep track. Just a few years ago, the only drug was hydroxyurea, a cancer therapy that also prevents blood cells from deforming. Today, roughly 30 drugs are in human trials with the same number in the early phases of research, according to a Bloomberg analysis of SpringerNature data. Some of the emerging treatments use cutting-edge science like Crispr, a tool for editing genes.

The late bloom of therapies is in part due to scientists gaining a better understanding of the disease and new technologies to tackle it, said Seng Cheng, chief scientific officer of rare diseases at Pfizer. Before its purchase of Global Blood, Pfizer was pursuing its own drugs for sickle cell but one failed and the other wasn’t any better than Global Blood’s Oxbryta.

“A lot of companies said, ‘Huh, there’s a whole open field here where nothing works; we should find something that works,’” said Julie Kanter, director of the adult sickle cell clinic at the University of Alabama at Birmingham.

But the fact remains that historical investment in sickle cell disease has been comparatively low. Between 2008 and 2018, the US government spent less than one-third as much money on sickle cell as it did on cystic fibrosis, a rare disease that most often afflicts White people, according to a 2020 study published in JAMA Network Open, and cystic fibrosis advocacy groups spent 75 times as much as sickle cell groups over the same period. Cystic fibrosis affects about 100,000 in developed countries compared to about 150,000 sickle cell patients in the US and Europe, said Cantor Fitzgerald analyst Li Watsek, and there are millions more people with sickle cell in  sub-Saharan Africa, India, the Middle East and the Mediterranean.

SCANT OPTIONS

Treatment options remain scant for the blood disorder. A limited number of patients are eligible to receive a transplant of a sibling’s healthy bone marrow, where blood cells are made, that can cure them. Some patients undergo regular transfusions to minimize the proportion of sickled cells.

There are only four sickle cell drugs cleared in the US, including hydroxyurea and Global Blood’s Oxbryta, which stops blood cells from changing shape.  Novartis AG’s Adakveo  and Emmaus Life Sciences Inc.’s Endari are used to treat painful episodes called crises that arise when misshapen blood cells clog vessels, robbing them of oxygen and damaging tissues. Tosin Ola, a nurse from San Marcos, California with sickle cell disease, describes the pain of a crisis like the feeling of 1,000 hammers smashing her bones or of the burning sensation of a hot curling iron inside her body.

None of the drugs help all patients nor do they fully resolve the disease’s symptoms. The gap has elevated sickle cell into a prime opportunity for drugmakers. Debilitating diseases lacking good therapies are often the most attractive places to focus: Patients are often willing to enter trials, regulators are likely to be flexible and payers are apt to reimburse for expensive drugs.

Global Blood is developing another pill expected to be more potent than Oxbryta as well as an infusion to prevent sickled cells from blocking blood flow. Agios Pharmaceuticals Inc. and Forma Therapeutics Holdings Inc. are studying pills to help energize red blood cells and allow hemoglobin to suck up more oxygen, preventing cells from contorting into the sickle shape.

Linus Pauling, the famed researcher awarded the 1954 Nobel Prize in chemistry for his work on chemical bonds, helped explain the basic science of sickle cell disease in 1949. In a paper entitled “Sickle Cell Anemia, a Molecular Disease,” Pauling and his colleagues showed how a small change in the structure of hemoglobin, now known to be genetically linked, allows red blood cells to collapse when they aren’t freighted with oxygen, which they normally deliver to cells. Those sickle-shaped cells — named for their resemblance to the sharp, grass-cutting tool — clog blood vessels, giving rise to the crises that cause tremendous pain and harm.

NEW TARGETS

It wasn’t until 2019 — 70 years after Pauling’s paper — that drugs designed specifically for the disease were first approved. Meanwhile, Vertex Pharmaceuticals Inc. introduced the first targeted treatment for cystic fibrosis in 2012 and has since developed even better combination therapies, most recently Trikafta in 2019. Cystic fibrosis mainly affects White people, as does hemophilia, which saw a breakthrough in the early 1990s and a subsequent influx of new treatments such as Roche Holding AG’s Hemlibra in the years since.

Scientists have learned more about the underpinnings of sickle cell disease and the elements involved in it, such as the oxygen-carrying protein hemoglobin and red blood cells generally, giving drug companies new targets to try to hit, said Pfizer’s Seng. But patients are also demanding better treatments.

After a particularly painful crisis in 2005, Ola started blogging about her experience with the disease and in 2007 started the website Sickle Cell Warriors. Today, the associated Facebook page has about 25,000 followers around the world. Ola, who also writes a blog about the disease, and other advocates have met with regulators and other federal officials over the past decade to shape research. They’ve helped enroll people in trials, disproving the notion that drug companies couldn’t find enough patients to complete studies in sickle cell. Ola watched in amazement as the number of drugs in the pipeline began mounting to their current level.

“It was almost this little domino effect in a way then it grew into this avalanche,” Ola said.

The disease will need a variety of therapies. People living with sickle cell are so different — from genetic variations of sickle cell itself, to other environmental factors that contribute to the severity of their disease — there’s never going to be a “one hit wonder,” Kanter said. Drugs may eventually be combined to produce better results as Vertex has done with Trikafta.

‘HURRY UP’

The eventual hope is for one-time, curative treatments for sickle cell disease, such as the gene-editing approaches under study by Vertex and partner Crispr Therapeutics AG, which could be submitted for US approval this year. Bluebird Bio Inc. anticipates applying early next year for approval of a therapy that gives a person a working copy of the faulty gene that causes sickle cell. Even more gene-editing treatments are being developed, including from companies Graphite Bio Inc., Sangamo Therapeutics Inc., Editas Medicine Inc., Intellia Therapeutics Inc. and partner Novartis.

While a one-time treatment sounds simple, the process as it stands now is intense. Blood is drawn to collect the blood cells so they can be altered outside the body. Then people undergo a harsh chemotherapy regimen to wipe out the remaining cells, a procedure that poses risks such as infertility. Finally, the modified cells are infused back into the patients.

“People want to think of it as a one-time deal, but that’s not what it is,” Kanter said.

Doctors and analysts are skeptical people will clamor for a treatment with so many drawbacks, even if they can access what’s likely to be an expensive procedure. Gene therapies typically carry multi-million price tags that can put them out of reach. About two-thirds of people with sickle cell disease in the US get health-care coverage through the Medicare and Medicaid programs, according to a presentation from Global Blood. The plans tend to pay less than private insurers and are more reluctant to pay for pricey novel therapies. Plus, the procedures are so complex they’ll likely never reach the places with the most patients.

“From the scientific point of view, I think the approach has a lot of potential,” said Cantor Fitzgerald’s Watsek. “I’m just not convinced in terms of the commercial potential.”

For patients like Ola, there aren’t many alternatives. At 41, she’s nearing the median age people with sickle cell in the US are expected to live to: 43, according to a study from the Centers for Disease Control and Prevention. She already had to retire from her job as a registered nurse in a hospital because the strenuous work triggered pain crises. And she has 7-year-old twin boys to care for.

Her message to drugmakers is simple. “Hurry up guys, we’re waiting,” she said.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward‑looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Pfizer Inc. (“Pfizer”), Global Blood Therapeutics, Inc. (“GBT”) and the acquisition of GBT by Pfizer that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management team. Readers can generally identify forward-looking statements by the use of forward-looking terminology such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “poised,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could”. Forward-looking statements include, without limitation, statements regarding the transactions and related matters; prospective performance and opportunities; post-closing operations and the outlook for the companies’ businesses; filings and approvals relating to the transactions; the expected timing of the transactions; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, uncertainties as to the timing of the transactions; the risk that the transactions may not be completed in a timely manner or at all; risks and uncertainties related to receiving the approval of GBT’s stockholders; the possibility that competing offers or acquisition proposals for GBT will be made; the possibility that any or all of the various conditions to the consummation of the transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the risks that drug-related adverse events may be observed during commercialization or clinical development; the risk that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval; risks related to clinical trials and other studies (including the anticipated timing of clinical data, the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement for the transactions, including in circumstances which would require GBT to pay a termination fee; the effect of the announcement or pendency of the transactions on GBT’s ability to retain and hire key personnel, its ability to maintain relationships with its third-party payors, customers, distributors, suppliers and others with whom it does business or its operating results and business generally; risks related to diverting management’s attention from GBT’s ongoing business operations; the risk that stockholder litigation in connection with the transactions may result in significant costs of defense, indemnification and liability; difficulties or unanticipated expenses in connection with integrating the companies; and other factors discussed in the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of GBT’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on February 23, 2022, and in our most recent Quarterly Report on Form 10-Q filed with the SEC, as well as discussions of potential risks, uncertainties and other important factors in our subsequent Current Reports on Form 8-K and other filings with the SEC. In addition to the risks described above, other unknown or unpredictable factors also could affect GBT’s results. As a result of these factors, we cannot assure you that the forward‑looking statements in this communication will prove to be accurate. Furthermore, if our forward‑looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward‑looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward‑looking statements in this communication represent our views as of the date of this communication. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward‑looking statements at some point in the future, we undertake no obligation to publicly update any forward‑looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, therefore, not rely on these forward‑looking statements as representing our views as of any date subsequent to the date of this communication. You should read this communication and the documents that we reference in this communication completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward‑looking statements by these cautionary statements.

Participants in the Solicitation
GBT and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of GBT in favor of the proposed transactions. Information about GBT’s directors and executive officers is set forth in GBT’s proxy statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2022. To the extent holdings of GBT’s securities by its directors or executive officers have changed since the amounts set forth in such 2022 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of GBT’s participants in the solicitation, which may, in some cases, be different than those of GBT’s stockholders generally, is set forth in GBT’s preliminary proxy statement relating to the proposed transaction, which was filed with the SEC on August 19, 2022, and will be set forth in the definitive proxy statement relating to the transaction and other relevant materials to be filed by GBT with the SEC (if and when available).

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of GBT by Pfizer. In connection with the proposed transaction, GBT filed a preliminary proxy statement with the SEC on August 19, 2022, and will also file with the SEC and mail to its stockholders a definitive proxy statement. The definitive proxy will be mailed to GBT’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by GBT with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF GBT ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING GBT’S PROXY STATEMENT (IF AND WHEN AVAILABLE) OR ANY DOCUMENTS INCORPORATED BY REFERENCE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at GBT’s stockholder meeting to approve the proposed transaction or other responses to the proposed transaction should be made only on the basis of the information contained in GBT’s proxy statement. Investors and security holders are or will be able to obtain the documents (if and when available) free of charge on the SEC’s website at www.sec.gov or by directing a request to GBT at investor@gbt.com.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Ted W. Love, M.D. | President & CEO
Global Blood Therapeutics | 181 Oyster Point Blvd. | South San Francisco, CA 94080
EMAIL: tlove@gbt.com | OFFICE/FAX: +1 650.741.7720